Exhibit 10.4

FIBER SUPPLY AGREEMENT

by and between

ESCANABA TIMBER LLC

and

ESCANABA PAPER COMPANY

May 2, 2005

FIBER SUPPLY AGREEMENT

FIBER SUPPLY AGREEMENT, dated as of May 2, 2005 (this “Agreement”), by and between ESCANABA TIMBER LLC, a Delaware limited liability company, (“Seller”) and ESCANABA PAPER COMPANY, a Delaware corporation (“Buyer”).

RECITALS

Seller desires to sell and Buyer desires to purchase, on the terms and conditions hereinafter set forth, certain quantities and types of wood fiber located on certain timberlands owned by Seller.

NOW, THEREFORE, in consideration of the mutual covenants described in this Agreement and other good and valuable consideration the receipt and sufficiency of which are acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, the following terms shall have the respective meanings given to them in the provisions thereof indicated below:

“AAA” shall have the meaning provided in Section 10.14(a).

“AF&PA” shall have the meaning provided in the definition of “Sustainable Forest Practice Standards”.

“Agreement” shall have the meaning provided in the opening paragraph of this Agreement.

“Annual Plan” shall have the meaning provided in Section 2.3(a).

“Annual Volumes” shall have the meaning provided in Section 2.3(c).

“Assumed Volume” shall have the meaning provided in Section 10.2(b).

“Aspen Pulpwood” means pulpwood from aspen.

“Calendar Year” means a full year beginning on January 1 and continuing through December 31 thereof.

“Contract Prices” shall have the meaning provided in Section 4.1(b).

“Delivery Distance” means the trucking distance between Seller’s harvest site and the Buyer’s delivery location (which delivery location is within the Market Region).

“Force Majeure” shall have the meaning provided in Section 2.4(a).

“Force Majeure Period” shall have the meaning provided in Section 2.4(c).

“Hardwood Pulpwood” means pulpwood from hardwood species of timber.

“Liens” shall have the meaning provided in Section 6.2(b).

“Losses” shall have the meaning provided in Section 6.2(b).

“Market Region” shall mean the Upper Peninsula of Michigan.

“Mill” shall mean Buyer’s pulp and paper mill located in Escanaba, Michigan.

“Minimum Volumes” shall have the meaning provided in Section 2.3(b).

“Mixed Softwood Pulpwood” means all softwood pulpwood other than Pine Pulpwood.

“Most Recent Price by Species” shall have the meaning provided in Section 4.1(b).

“New Owner” shall have the meaning provided in Section 10.2(b).

“Objection Notice” shall have the meaning provided in Section 10.2(b).

“Past Due” shall have the meaning provided in Section 4.4.

“Person” shall have the meaning provided in Section 10.1(b).

“Pine Pulpwood” means the following species of timber:  Jack Pine Pulpwood and Red Pine Pulpwood.

“Price Period” shall have the meaning provided in Section 4.1(b).

“Products” means Softwood Pulpwood, Hardwood Pulpwood and Aspen Pulpwood.

“Product Specifications” shall have the meaning provided in Section 2.1.

“Softwood Pulpwood” shall mean Mixed Softwood Pulpwood and Pine Pulpwood.

“Sustainable Forest Practice Standards” shall mean practices substantially in compliance with standards substantially similar to the Sustainable Forestry Initiative of the American Forest and Paper Association (the “AF&PA”) as those standards may be modified by AF&PA from time to time.

“Transfer” shall mean any sale, lease, conveyance, exchange, assignment, hypothecation, disposition, foreclosure or other transfer (excluding the granting of a mortgage or other security agreement), directly or indirectly (whether by agreement, operation of law or otherwise), of all or any portion of the Timberlands.

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“Term” shall have the meaning provided in Section 5.1.

“Timberlands” shall mean all timberland properties now or hereafter owned by Seller and located in the State of Michigan.

“Valuation Consultant” shall mean either George Banzhaf & Company of Milwaukee, Wisconsin or Steigerwaldt Land Services of Tomahawk, Wisconsin, or if such firms are no longer in existence, another reputable, professionally qualified Person meeting all of the following criteria.  Such Person (i) is not an Affiliate of either Seller or Buyer, (ii) during the past two (2) years has not transacted substantial business with either Seller or Buyer, and (iii) does not have less than five (5) years experience relating to sales of timber within the Market Region.  If Seller and Buyer are unable to agree on the Valuation Consultant, an arbitrator selected pursuant to Section 10.14 below shall select such Valuation Consultant.  Seller and Buyer shall provide to the Valuation Consultant such information as the Valuation Consultant shall reasonably request to facilitate the determinations to be made by the Valuation Consultant hereunder.

ARTICLE II

PURCHASE OF PRODUCTS

Section 2.1             Purchase of Softwood Pulpwood, Hardwood Pulpwood and Aspen Pulpwood.  Seller agrees to sell, and Buyer agrees to purchase, receive and pay for, in each calendar year (a “Calendar Year”), the Annual Volumes of Products.  All Products purchased pursuant to this Agreement shall satisfy, respectively, the specifications for the Products set forth in Annex A, as may be modified from time to time in accordance with Section 2.2 (the “Product Specifications”).  For the purposes of this Agreement, a ton shall weigh two thousand (2,000) pounds.

Section 2.2             Modification of Specifications.  Buyer may, from time to time, and upon at least two (2) months prior written notice to Seller, reasonably modify any of the Product Specifications that Buyer applies to substantially all of its Product suppliers to the Mill.  Buyer shall not modify the Product Specifications to set higher standards for Seller than for any such other Products suppliers.  All Products sold by Seller to Buyer following the date the new specifications become effective shall satisfy such modified Product Specifications.  If Product Specifications are modified to set higher standards, the Annual Volumes shall be adjusted downward as deemed reasonably necessary by Seller, and subject to Buyer’s reasonable approval, as a result of said higher standards.

Section 2.3             Annual Plan.

(a)           Seller shall on the date hereof and prior to September 1 of each Calendar Year during the Term, complete and submit to Buyer a written delivery plan with respect to the Products to be made available for purchase by Buyer during the next Calendar Year (the “Annual Plan”).  Said Annual Plan shall include estimates of

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delivery of the Products by Delivery Distances, month and accumulated into estimated quarterly deliveries.  The Annual Plan shall set forth the quantity of Products Seller intends to make available to Buyer during the next Calendar Year, said quantities to be subject to the terms of Article III.

(b)           Subject to Seller’s obligation to offer at least the minimum volumes required to be offered to Buyer pursuant to Section 3.1 below (the “Minimum Volumes”):  (i) all pulpwood volumes projected to be harvested from the Timberlands in the applicable Calendar Year shall be made available in said Annual Plan for Calendar Years 2006 through 2010; (ii) ninety percent (90%) of all pulpwood volumes projected to be harvested from the Timberlands in the applicable Calendar Year shall be made available in said Annual Plan for Calendar Years 2011 through 2013; and (iii) eighty-five percent (85%) of all pulpwood volumes projected to be harvested from the Timberlands in the applicable Calendar Year shall be made available in said Annual Plan for Calendar Years 2014 through 2016, and, if the Term is extended pursuant to Section 5.2 below, for Calendar Years 2017 through 2019.

(c)           Buyer shall within 30 days of receipt of said Annual Plan confirm with Seller the volumes of the Products Buyer agrees to purchase from Seller during the next Calendar Year; provided, however, that unless Seller agrees otherwise, Buyer must agree to purchase at least ninety percent (90%) of the volumes set forth in the Annual Plan.  Said agreed upon volumes shall then become in the aggregate the “Annual Volumes” Buyer agrees to purchase and Seller agrees to deliver in the next Calendar Year.

(d)           Following adoption of each Annual Plan (or as adjusted according to Section 2.3(c) above), the parties shall act in good faith and each use their respective reasonable best efforts to implement such Annual Plan in accordance with its terms.  Products shall be delivered throughout the Calendar Year in accordance with the Annual Plan for such year; provided, however, that during any Calendar Year, Seller may vary its deliveries, and Buyer may vary its purchases of Products, subject to Section 4.2 herein, as long as variations in delivery are immaterial and will not impair the operations of the Mill or the operations of Seller on the Timberlands.

Section 2.4             Force Majeure.

(a)           For the purposes of this Agreement, the term “Force Majeure” means any cause, condition or event beyond Buyer’s and/or Seller’s reasonable control that delays or prevents either party’s performance of its obligations hereunder, including war, acts of terrorism (which shall not include civil demonstrations), acts of government, acts of public enemy, riots, lightning, fires, explosions, storms, floods, infestation, power failures, other acts of God or nature, labor strikes or lockouts by employees, or other disputes involving either party, adverse financial or market conditions, an involuntary ceasing of operations at the Mill for a minimum of thirty (30) consecutive days, and other similar events or circumstances; provided, however, that “Force Majeure” shall not include (i) a party’s financial inability to perform (unless such inability is caused by a general suspension of payments by banks in the United States), or

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(ii) an act, omission or circumstance arising from the negligence or willful misconduct of the party claiming that a Force Majeure event has occurred.  The parties shall use reasonable best efforts to mitigate the effects of the Force Majeure, and if the cause of Force Majeure can be minimized or remedied, both parties shall use reasonable best efforts to do so promptly.

(b)           Subject to the provisions of this Section 2.4, neither party shall be liable hereunder for a delay in or failure of performance of its obligations hereunder that is caused by Force Majeure.  If Force Majeure results in a reduction, but not a complete cessation, of Buyer’s operations in connection with this Agreement, Buyer shall not reduce its purchases of any Product from Seller in greater proportion than the reduction in Buyer’s purchases of any such Products from all its suppliers of pulpwood to the Mill.  Notwithstanding anything contained in this Agreement to the contrary, Force Majeure (other than a general suspension of payments by banks in the United States) shall not excuse Buyer from its obligation to pay, pursuant to the terms of this Agreement, Seller for any quantity of Product delivered by Seller.

(c)           The quantity of any Product otherwise required to be purchased or delivered hereunder shall be reduced as a result of Force Majeure for the period during which such Force Majeure is in effect and continuing (such period, the “Force Majeure Period”), based on the respective quantity for each Calendar Year in which such Force Majeure is in effect, prorated (if applicable) for the portion of such year constituting all or part of such Force Majeure Period.  If the Force Majeure Period is less than 15 days, (i) Buyer shall be required to purchase the volume of Products not purchased during the Force Majeure Period within the next 180 days following the end of the Force Majeure Period, and (ii) Seller shall be required to make available the volume of Products not delivered during the Force Majeure Period within the next 180 days following the end of the Force Majeure Period.  If the Force Majeure Period is more than 14 days, Buyer shall not be required to purchase the volume of Products not purchased during the Force Majeure Period, and Seller shall not be required to make available the volume of Products not delivered during the Force Majeure Period.  Notwithstanding anything contained in this Agreement to the contrary, Seller shall have the right, but not the obligation, to sell that quantity of the Product Buyer is unable to purchase because of Force Majeure to any third party purchaser or purchasers in the event Force Majeure prevents Buyer from performing hereunder.

(d)           Force Majeure shall not relieve a party of its obligations or liability hereunder unless such party shall give notice (including a reasonable description of such Force Majeure) to the other party as soon as reasonably possible and in any event within fifteen (15) days of the occurrence of such Force Majeure.  Upon request, the party whose obligations were suspended shall provide the other party with a plan for remedying the effects of such Force Majeure.  The party prevented from performing by Force Majeure shall keep the other party advised by written notice of all matters affecting such Force Majeure, and the extent of the delay by reason thereof.  Such party shall notify the other party in writing of the termination of such Force Majeure within ten (10) days after such termination.

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ARTICLE III

MINIMUM VOLUMES

Section 3.1             Minimum Volumes by Calendar Year.  With respect to the Products to be purchased by Buyer hereunder, Seller shall make available to Buyer in the applicable Annual Plan the following Minimum Volumes of Products for each Calendar Year during the Term of this Agreement:

(a)           2005.  For the Calendar Year beginning May 2, 2005 and ending December 31, 2005, 400,000 tons.

(b)           2006 – 2010.  For the Calendar Years beginning January 1, 2006 and ending December 31, 2010, 490,000 tons.

(c)           2011 – 2016.  For the Calendar Years beginning January 1, 2011 and ending December 31, 2016, 500,000 tons.

(d)           2017 – 2019 - To the extent Buyer exercises its option to extend the Term pursuant to Section 5.2 below, for Calendar Years beginning January 1, 2017 and ending December 31, 2019, 500,000 tons.

ARTICLE IV

PRICE AND DELIVERY TERM

Section 4.1             Prices.

(a)           The initial prices for the Products shall be as set forth in Schedule 4.1.  Products delivered by Seller to Buyer will be paid for at the prices outlined in Schedule 4.1, or as adjusted pursuant to Section 4.1(b), based on the Delivery Distance.  Such prices for the Products shall be adjusted as of January 1, 2006 and each subsequent July 1 and January 1 thereafter.

(b)           On or before January 1, 2006 and each subsequent July 1st and January 1st of each Calendar Year of the Term, Buyer shall calculate the average volume-weighted open market price by Delivery Distance for each of the Softwood Pulpwood species, Hardwood Pulpwood and Aspen Pulpwood as paid by Buyer to open market suppliers delivering pulpwood to the Mill from harvesting sites in the Market Region for the previous six months.  Said open market prices will be exclusive of the prices paid by Buyer for any of the Products delivered pursuant to this Agreement, but shall include all amounts paid to all other pulpwood suppliers to the Mill (exclusive of any payments to such suppliers made pursuant to Section 4.1(c)).  If requested by Seller, Buyer shall provide to a third party mutually agreeable to Seller and Buyer all information and documentation necessary to allow such third party to confirm to Seller the accuracy of said calculation and the pricing information used in connection with said

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calculation.  Such prices, as calculated, for each of the Softwood Pulpwood species, Hardwood Pulpwood and Aspen Pulpwood shall become the Most Recent Price by Species (“Most Recent Price by Species”).  The initial prices as set forth in Section 4.1(a), or as adjusted pursuant to this Section 4.1(b), shall be adjusted each July 1 and January 1, based on the latest absolute dollar change in the Most Recent Price by Species.  Such prices, as adjusted, shall be the “Contract Prices” for each of the Softwood Pulpwood species, Hardwood Pulpwood and Aspen Pulpwood, as the case may be, for the upcoming six month Price Period.  Each calendar half, including the first, in any Calendar Year is a “Price Period”.

(c)           In addition to the other amounts payable hereunder, in the event Buyer pays any amounts to any pulpwood supplier to the Mill for fuel adjustments or snow bonuses, Buyer shall make comparable and contemporaneous payments to Seller.  Any such payments made to Seller pursuant to this Section 4.1(c) shall not be used in calculating the Most Recent Price by Species.

Section 4.2             Pay or Take.

(a)           Seller agrees to sell and deliver, subject to Force Majeure, and Buyer agrees to purchase, subject to Force Majeure, the Annual Volumes of Products to be produced under the direction of Seller during each Calendar Year as determined in Section 2.3 (c).  If for any Calendar Year, Seller fails for any reason other than Force Majeure to tender to Buyer at least ninety percent (90%) of the designated Annual Volumes of Products, Seller will pay Buyer at a rate of $15.00 per ton multiplied by the difference between (x) ninety percent (90%) of the Annual Volumes of Products for the applicable Calendar Year minus (y) the volume of Products actually tendered by Seller during such Calendar Year, as liquidated damages and not as a penalty, and Buyer shall have no further claim for damages on account of such shortfall in the delivery of the Annual Volumes.  Payment shall be made by Seller to Buyer on demand no later than fifteen (15) days from Buyer’s written request for such payment.  Notwithstanding the foregoing, if adverse weather conditions during the last ninety (90) days of any Calendar Year prevent Seller from delivering the Annual Volumes for said Calendar Year, the payments provided for in this Section 4.2(a) shall not apply unless and to the extent said volumes (together with any volumes required with respect to the first quarter of the following Calendar Year) are not delivered on or before March 31 of the following Calendar Year.  Seller shall keep Buyer advised of any such adverse weather conditions and Buyer’s need for additional time to deliver said volumes.

(b)           If for any Calendar Year, Buyer fails for any reason other than Force Majeure to purchase at least ninety percent (90%) of the Annual Volumes of Products from Seller, then Buyer shall pay Seller for the shortage at a rate of $15.00 per ton multiplied by the difference between (x) ninety percent (90%) of the Annual Volumes of Products for the applicable Calendar Year minus (y) the volume of Products actually purchased by Buyer hereunder during such Calendar Year, as liquidated damages and not as a penalty, and Seller shall have no further claim for damages on account of Buyer’s failure to purchase the Annual Volumes.  Payment shall be made by Buyer to Seller on demand no later than fifteen (15) days from Seller’s written request for such payment.

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Section 4.3             Delivery Terms.  All Products covered by this Agreement shall be delivered to Buyer F.O.B. to the Mill or to such other locations in the Market Region as Buyer may direct upon reasonable advance notice to Seller.  Risk of loss and title shall pass when the Products are unloaded at the Mill or the applicable delivery location.

Section 4.4             Payment.  Buyer shall pay Seller within fifteen (15) days after the date of delivery for any Products delivered to Buyer, based upon the volume of the Products delivered, as determined by the weight of such Products at the time of delivery.  Payments made after fifteen (15) days from the date of delivery shall be considered past due (“Past Due”).  For payments that are Past Due, Buyer shall pay interest at a rate per annum equal to the daily prime rate as reported in the Wall Street Journal plus four percent (4%) for each day that the payments are Past Due.  Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days for which interest is due.  If at any time during the Term there are any payments outstanding to Seller that are Past Due, then, in addition to any other remedies it may have hereunder, Seller may suspend deliveries to Buyer until such time as all Past Due payments have been paid in full.  In such event, Seller shall have no obligation to supply or make up any portion of the Annual Volumes scheduled for delivery and not delivered during such suspension and shall in no way be liable to Buyer for any Losses (as defined below in Section 6.2(b)) or payments pursuant to Section 4.2(a) related to any shortfall in delivered volumes of Products arising out of said suspension.  Concurrently with the execution hereof, Buyer has paid to Seller a deposit in the amount of $3,696,000.00 (the “Deposit”).  Seller may, in its sole discretion, apply all or any part of the Deposit against any payments of Buyer that are Past Due.  Provided that Buyer is current in its payment obligations hereunder, the Deposit (less any amounts applied in accordance with the preceding sentence) shall be deemed applied to reduce each payment due Seller hereunder by an amount equal to 8.33% of each invoice, until the unapplied portion of the Deposit is reduced to zero.  Any portion of the Deposit that is not so applied on the second anniversary of the date of this Agreement shall be fully applied against subsequent payments due Seller hereunder.

Section 4.5             Disputes.  If the personnel designated by Buyer and Seller with operational responsibility for implementing this Agreement are unable to agree as to any matter set forth in this Article IV then such matter shall be addressed by the executives responsible for timberland management for Seller and wood procurement for Buyer.  If such executives are unable to agree, then such matter shall be determined by an arbitrator pursuant to Section 10.14.

Section 4.6             Compliance with Product Specifications.  If any shipment of any Product fails to satisfy the applicable Product Specifications, Buyer shall have the right to reject such shipment. Buyer shall notify Seller of any such rejection as soon as reasonably possible.

Section 4.7             Limitation of Warranties.  EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PRODUCTS ARE BEING SOLD “AS IS,” AND SELLER IS NOT MAKING ANY

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OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE (AS DEFINED IN THE DELAWARE UNIFORM COMMERCIAL CODE), ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED, DISCLAIMED AND WAIVED BY BUYER.

ARTICLE V

TERM

Section 5.1             Term.  This Agreement shall expire on December 31, 2016, unless this Agreement is sooner terminated for cause pursuant to Section 9.1 hereof, or unless this Agreement is extended as provided in Section 5.2 (the “Term”).

Section 5.2             Extension of Term.  Provided that Buyer shall not then be in default under this Agreement, the Term of this Agreement may be extended at the option of Buyer for one (1) additional three (3) year term, which extension term shall commence concurrently with the expiration of the initial term, upon the same terms and conditions as contained in this Agreement.  In the event that Buyer desires to extend this Agreement pursuant to the above extension option, it shall give written notice of such desire to extend the Term to Seller no later than January 1, 2016.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 6.1             Warranty of Quality.  Seller warrants and covenants that it will act in good faith and use its reasonable best efforts to cause all Products to meet the Product Specifications.

Section 6.2             Ownership of Products.  (a)  Seller warrants and covenants that all Products delivered to Buyer will be free and clear of all Liens (as defined in Section 6.2(b) below).  Seller shall protect, indemnify, defend and hold harmless Buyer against any Losses (as defined in Section 6.2(b) below) incurred or sustained by Buyer arising out of or resulting from any Liens applicable to any of the Products at the time delivered by Seller.

(b)  The term “Liens” means any and all liens, charges, mortgages, deeds to secure debt, pledges, security interests, options of record, adverse claims or other encumbrances of a liquidated amount or which are otherwise statutorily enforceable, other than liens for ad valorem taxes not yet due and payable; provided, however, none of the aforementioned shall constitute a “Lien” in the event the same fails to prevent Seller from performing any of its obligations hereunder.  The term “Losses” means any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims) including, but not limited to, out-of-pocket expenses and reasonable actual attorneys’ and actual accountants’ fees

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incurred in the investigation or defense of any of the same or in enforcing any of their respective rights hereunder.

Section 6.3             Power and Authority; Enforceability.  Seller represents and warrants that it is a limited liability company duly organized and validly existing under the laws of the State of Delaware, and that it has all requisite corporate authority to enter into this Agreement and to perform its obligations hereunder.  Seller represents and warrants that this Agreement has been duly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by (i) bankruptcy, reorganization, insolvency, moratorium, receivership or other similar laws affecting or relating to the enforcement of creditors’ rights or remedies generally, and (ii) general principles of equity (whether considered at law or in equity).

Section 6.4             Compliance with Laws; Maintenance of Timberlands.  Seller agrees that its performance of this Agreement shall comply in all material respects with applicable state and federal laws and regulations, including, but not limited to, all environmental laws and the Fair Labor Standards Act of 1938, as amended.

Section 6.5             Seller as Independent Contractor.  No relationship of employer and employee, or master and servant, is intended to exist, nor shall any be construed to exist, between Buyer and Seller, or between Buyer and any servant, agent, employee, subcontractor or supplier of or to Seller as a result of the parties entering into or performing this Agreement.  Each party hereto shall select and pay its own servants, agents, employees, subcontractors and suppliers, and neither such party nor any of its servants, agents, employees, subcontractors and suppliers shall be subject to any orders, supervision or control of the other party hereto.  The parties acknowledge that this Agreement does not create a partnership, joint venture or any relationship other than a contract between independent parties.

Section 6.6             Buyer Power and Authority; Enforceability.  Buyer represents and warrants that it is a corporation duly organized and validly existing under the laws of the State of Delaware, and that it has all requisite corporate authority to enter into this Agreement and to perform its obligations hereunder. Buyer represents and warrants that this Agreement has been duly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by (i) bankruptcy, reorganization, insolvency, moratorium, receivership or other similar laws affecting or relating to the enforcement of creditors’ rights or remedies generally; and (ii) general principles of equity (whether considered at law or in equity).

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ARTICLE VII

DEFAULT AND INDEMNIFICATION

Section 7.1             Indemnity.

(a)           Buyer shall in no way be liable for any personal injuries (including death), property damage or other Losses caused by, resulting from, or attributable to, Seller’s performance under this Agreement, the operation of the business of Seller or the acts of any servant, agent, employee, subcontractor or supplier of Seller in connection with this Agreement, except to the extent such Loss is finally judicially determined to have arisen out of or resulted from the negligence or intentional misconduct of any of Buyer, its subsidiaries and other affiliates (other than Seller), or any of its or their respective servants, agents, officers, partners, directors, employees, subcontractors or suppliers. Seller shall protect, defend, indemnify and hold harmless NewPage Holding Corporation, NewPage Corporation, Buyer, and their respective subsidiaries and affiliates (other than Seller), and each of its and their respective agents, officers, partners, directors, employees, successors and assigns, from and against any claim, demand, cause of action, lawsuit or other Loss arising out or resulting from performance of this Agreement by Seller, or of any servant, agent, employee, subcontractor or supplier of or to Seller, including any Loss based on the strict liability of Buyer except to the extent such Loss is finally judicially determined to have arisen out of or resulted from the negligence or intentional misconduct of any of Buyer, its subsidiaries and other affiliates (other than Seller), or any of its or their respective servants, agents, officers, partners, directors, employees, subcontractors or suppliers.

(b)           Seller shall in no way be liable for any personal injuries (including death), property damage or other Losses caused by, resulting from, or attributable to, Buyer’s performance under this Agreement, the operation of the business of Buyer or the acts of any servant, agent, employee, subcontractor or supplier of Buyer in connection with this Agreement, except to the extent such Loss is finally judicially determined to have arisen out of or resulted from the negligence or intentional misconduct of any of Seller, its subsidiaries and other affiliates (other than NewPage Holding Corporation and its subsidiaries), or any of its or their respective servants, agents, officers, partners, directors, employees, subcontractors or suppliers.  Buyer shall protect, defend, indemnify and hold harmless Seller, and its subsidiaries and other affiliates (other than NewPage Holding Corporation and its subsidiaries), and each of its and their respective agents, officers, partners, directors, employees, successors and assigns, from and against any claim, demand, cause of action, lawsuit or other Loss arising out or resulting from performance of this Agreement by Buyer, or of any servant, agent, employee, subcontractor or supplier of or to Buyer, including any Loss based on the strict liability of Seller, except to the extent such Loss is finally judicially determined to have arisen out of or resulted from the negligence, or intentional misconduct of any of Seller, its subsidiaries and other affiliates (other than NewPage Holding Corporation and its subsidiaries), or any of its or their respective servants, agents, officers, partners, directors, employees, subcontractors or suppliers.

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Section 7.2             Certain Remedies.  Notwithstanding anything in this Agreement to the contrary, Buyer’s sole and exclusive remedies against Seller (following the expiration of any applicable cure period) in the event that Seller breaches its obligation to provide the Annual Volumes of Products required under this Agreement shall be (a) to receive the payment provided pursuant to Section 4.2(a) of this Agreement, and (b) to terminate this Agreement pursuant to Section 9.1 of this Agreement.

ARTICLE VIII

CONSENT TO JURISDICTION

Section 8.1             Consent to Jurisdiction.  In connection with any proceeding initiated by either party under or with respect to this Agreement and the transactions contemplated hereby, each party hereby consents to the jurisdiction of any United States Federal Court sitting in the state of Michigan having jurisdiction in the matter.  Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefor it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement.

ARTICLE IX

TERMINATION

Section 9.1             Termination for Cause.  This Agreement shall immediately terminate if any one of the following events (each, a “default”) has occurred and is continuing on the tenth (10th) day after receipt of notice of an intent to cancel by reason of such default (each, an “Event of Default”):

(a)           Breach of any term of this Agreement, which breach is not cured within sixty (60) days after receipt of written notice thereof;

(b)           Insolvency or the filing by or against Seller or Buyer of a petition in bankruptcy (which, in the event of an involuntary bankruptcy, is not dismissed within ninety (90) days from the date of its commencement), or appointment by a court of a temporary or permanent receiver, trustee or custodian; or

(c)           If the Mill for any reason ceases all pulping operations for a period that exceeds twelve (12) consecutive months at any time during the Term.

Section 9.2             Effect of Termination.  Termination shall not relieve a defaulting party of any liability to the nondefaulting party for breach of its obligations hereunder.

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ARTICLE X

MISCELLANEOUS

Section 10.1           Definitions.

(a)           The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears.  The word “party” or “parties” means a party or the parties to this Agreement, unless preceded by the word “third” or unless the context shall otherwise expressly require.  All references herein to Articles, Sections, Annexes and Exhibits shall be deemed references to Articles and Sections of, and Annexes and Exhibits to, this Agreement unless the context shall otherwise require.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” unless already expressly followed by such phrase or the phrase “but not limited to.”  The definitions given for terms in this Section 10.1 and in Article I above shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b)           Whenever used in this Agreement, the following terms shall have the respective meanings given to them below.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with the first Person.  As used in this definition of the term “affiliate,” and elsewhere herein with respect to any affiliate of any Person, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.

“Person” means any individual, sole proprietorship, trust, estate, executor, legal representative, unincorporated association, association, institution, corporation, company, partnership, limited liability company, limited liability partnership, joint venture, government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or other entity.

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Section 10.2           Assignment by Seller.

(a)           Except as provided in this Section 10.2, this Agreement may not be assigned by Seller in whole or in part.  Notwithstanding the foregoing, at any time during the Term, Seller may assign this Agreement (i) to any lender or lenders as security for obligations to such lender or lenders in respect to financing arrangements of Seller or any Affiliate thereof with such lender or lenders, or (ii) upon prior written notice to Buyer, to any Person that is and at all times remains an Affiliate of Seller or that merges or consolidates with or into Seller or that acquires all or substantially all of the Timberlands.

(b)           Notwithstanding any other provision of this Agreement to the contrary, Buyer and Seller acknowledge and agree that Seller shall not be prohibited from selling all or any portion of the Timberlands, provided that any such sale of the Timberlands shall be made subject to the terms of this Agreement and the obligation to supply the applicable portion of timber volumes required hereunder.  Upon any sale of a portion of the Timberlands, the purchaser of said portion of the Timberlands (“New Owner”) shall assume the obligation to supply a portion of the timber volumes to be supplied hereunder, said portion of the timber volumes (“Assumed Volume”) to be agreed to by Seller and said New Owner, subject to Buyer’s consent to such volume allocation, which consent shall not be unreasonably withheld or delayed.  Upon such assumption by said New Owner, Seller’s obligations to supply Products hereunder shall be reduced by the volumes assumed by said New Owner, and Seller shall thereafter have no obligation or liability with respect to said assumed volumes or with respect to the portion of the Timberlands so conveyed.  At the request of Seller, upon any such sale to a New Owner Buyer shall execute an amendment to this Agreement acknowledging the foregoing.  Furthermore, upon request of Seller or Buyer, upon such sale to a New Owner, Buyer and such New Owner shall enter into a separate fiber supply agreement on the same terms and conditions as contained in this Agreement (or such other terms as Buyer and such New Owner shall mutually agree) except for the portion of the Timberlands covered thereby and the volume of Products to be supplied thereunder.  In the event Buyer objects to any proposed Assumed Volume, Buyer shall provide written notice of the same to Seller within fifteen (15) days of notice to Buyer of said proposed Assumed Volume (“Objection Notice”), said Objection Notice to include a detailed explanation of the basis for said objection.  Failure by Buyer to timely provide said Objection Notice shall be deemed to constitute the consent of Buyer to said proposed Assumed Volume.  In the event Buyer timely provides an Objection Notice, Seller shall have the option of (i) revising said proposed Assumed Volume, in which case Buyer shall have the further right to object by providing a new Objection Notice as provided above or (ii) retaining the Valuation Consultant to determine whether the proposed Assumed Volume is reasonable.  In the event the Valuation Consultant is so retained and determines that said proposed Assumed Volume is reasonable, Buyer shall be deemed to have consented to said Assumed Volume and shall pay all costs and expenses of said Valuation Consultant.  Otherwise, said costs and expenses shall be paid by Seller.  Notwithstanding the foregoing, Seller may convey during the Term hereof up to 110,000 acres of the Timberlands free and clear of the obligations of this Agreement (the “Exempt Acres”), provided that Seller is able to supply the volume of Products required to be

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supplied hereunder from the remaining portion of the Timberlands.  Buyer agrees to execute any and all documentation requested by Seller in order to evidence the release of the Exempt Acres from this Agreement.

Section 10.3           Assignment by Buyer.

Except as provided in this Section 10.3, this Agreement may not be assigned by Buyer in whole or in part.  Notwithstanding the foregoing, at any time during the Term, Buyer may assign this Agreement (a) to any lender or lenders as security for obligations to such lender or lenders in respect of financing arrangements of Buyer or any affiliate thereof with such lender or lenders, or (b) upon prior written notice to Seller, to any Person that is and at all times remains an Affiliate of Buyer or that merges or consolidates with or into Buyer or that acquires all or substantially all of the assets or stock of Buyer.

Section 10.4           Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and personally delivered or sent by regular U.S. certified mail, telecopy or Federal Express (or similar type of overnight delivery) to the applicable party at the address indicated below:

If to Buyer:	Escanaba Paper Company 7100 County 426 M.5 Road Escanaba, Michigan 49829

With a copy to:	James D. Okraszewski 7100 County 426 M.5 Road Escanaba, Michigan 49829 Telecopier No. 906-789-3276 Telephone No. 906-233-2150

and	Mark Lukacs 7100 County 426 M.5 Road Escanaba, Michigan 49829 Telecopier No. 906-233-3221 Telephone No. 906-233-2600

If to Seller:	Escanaba Timber LLC c/o NewPage Corporation Courthouse Plaza N.E. Dayton, Ohio 45463

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.  Notice shall be deemed received when (i) hand delivered; (ii) sent, after receipt of confirmation or answer back if sent by telecopy; (iii) five Business Days after deposit in the U.S. mails, postage prepaid, for certified mail; and (iv) one Business Day after delivery to

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Federal Express (or similar type of overnight delivery), properly addressed to the applicable party.

Section 10.5           Amendment; Waiver.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

Section 10.6           Entire Agreement.  This instrument constitutes the entire agreement between the parties relating to the subject matter hereof, and there are no agreements, understandings, conditions, representations, or warranties not expressly set forth herein.

Section 10.7           Sovereign Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to the conflicts of laws or choice of law provisions thereof.

Section 10.8           Binding Agreement.  Subject to the provisions of Sections 10.2 and 10.3, this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.

Section 10.9           Headings.  The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, are not a part of this Agreement, and shall not be deemed to affect the meaning or interpretation of this Agreement.

Section 10.10         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 10.11         Annexes and Exhibits.  All annexes, attachments, schedules and exhibits to this Agreement referenced herein are incorporated herein by reference.

Section 10.12         Severability, etc.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any term or provision of this Agreement is so broad as to be invalid or unenforceable, the provision shall be interpreted to be only so broad as is valid or

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enforceable.  Subject to the foregoing provisions of this Section 10.12, if any term or provision of this Agreement is invalid or unenforceable for any reason, such circumstances shall not have the effect of rendering such term or provision invalid or unenforceable in any other case or circumstance.

Section 10.13         No Presumption Against Drafter.  Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.14         Arbitration.

(a)           All controversies, disputes, or claims arising among the parties in connection with, or with respect to, any provision of this Agreement which have not been resolved within twenty (20) days after either Buyer, on the one hand, or Seller, on the other hand, has notified the other in writing of such controversy, dispute or claim, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Notwithstanding anything contained in this Section 10.14 or the AAA Commercial Arbitration Rules to the contrary, any arbitrator appointed hereunder to resolve disputes shall be an attorney licensed to practice law in the United States with experience in commercial real estate and the timber and paper industries and shall have expertise appropriate to the dispute.  In addition to the aforementioned qualifications, any arbitrator appointed hereunder to resolve disputes arising out of any Article IV matter shall have a familiarity with the factors taken into account in pricing wood fiber products and shall otherwise be qualified to make the pricing determinations required by Article IV.

(b)           Nothing herein contained shall bar the right of any of the parties to seek and obtain temporary injunctive relief from a court of competent jurisdiction in accordance with applicable law against threatened conduct that will cause loss or damage, pending completion of the arbitration, and the prevailing party therein shall be entitled to an award of its reasonable attorneys’ fees and costs.

(c)           Notwithstanding anything contained in this Agreement to the contrary, in the event that any controversy, dispute, or claim exceeds $10,000,000, this Section 10.14 shall not apply.

Except as otherwise provided in this Agreement, this Section shall be interpreted, governed by and enforced in accordance with the United States Arbitration Act, 9 U.S.C. Section 1-14.

Section 10.15         Sustainable Forestry Initiative.  Seller shall continue to manage the Timberlands in accordance with the Sustainable Forestry Initiative during the

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Term of this Agreement.  From time to time it may be necessary to agree upon a recognized successor or alternative standard to the Sustainable Forestry Initiative, which shall be negotiated in good faith to reflect changes or developments in the evolution of widely accepted industry standards.

Section 10.16         Option to Convert to Stumpage Agreement.  At any time during the Term of this Agreement, upon not less than one hundred twenty (120) days prior written notice from Seller to Buyer, Seller shall have the one-time option to convert this Agreement from a delivered wood agreement to a stumpage agreement.  Upon such conversion (the “Conversion Date”), the parties shall enter into a new agreement substantially in the form of the agreement attached hereto as Schedule 10.16 (the “Stumpage Agreement”).  The Base Prices for such Stumpage Agreement shall be the fair market value of the Products on the Conversion Date, as reasonably and mutually agreed to by Buyer and Seller.  If the parties are unable to agree on said Base Prices, said Base Prices shall be determined by the Valuation Consultant.

Section 10.17         Memorandum of Contract.  At the request of any party hereto, a Memorandum of this Agreement shall be recorded in the recording offices of each and every County in which the Timberlands are located.

Section 10.18         Publicity.  This Agreement is confidential and no party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial and legal details of this Agreement without the other party’s prior written approval.  However, approval of such disclosure shall be deemed to be given to the extent such disclosure is required to comply with applicable laws, governmental rules, regulations or other governmental requirements, or in connection with any financing arrangements of such party.  In such event, the publishing party shall, to the extent reasonably practicable, furnish, in advance, a copy of such proposed disclosure, to the other party.

Section 10.19         Estoppel Certificates.  Either party shall, at no cost to the requesting party, from time to time, upon twenty (20) days prior request by the other party, execute, acknowledge and deliver to the requesting party a certificate signed by an officer of the certifying party stating that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that this Agreement is in full force and effect as modified, and setting forth such modifications) and the dates through which payments have been made, and either stating that to the knowledge of the signer of such certificate no default exists under this Agreement or specifying each such default to which the signer has knowledge.

Section 10.20         Prevailing Party.  If either party brings any proceeding for the judicial or other interpretation, enforcement, termination, cancellation or rescission of this Agreement, or for damages for the breach thereof, the prevailing party in any such proceeding or appeal thereon shall be entitled to its reasonable attorneys’ fees and court and other reasonable costs incurred, to be paid by the losing party as fixed by the court in the same or a separate proceeding, and whether or not such proceeding is pursued to decision or judgment.

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[SIGNATURES ON FOLLOWING PAGE]

19

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ESCANABA TIMBER LLC

By:	/s/ Linda Sheffield
Name: Linda Sheffield
Title: Treasurer

ESCANABA PAPER COMPANY

By:	/s/ Peter Vogel
Name: Peter Vogel
Title: President

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ANNEX A  - PRODUCT SPECIFICATIONS

Specifications:

1.     Pulpwood shall be produced from live trees.

2.     Entire loads will be rejected if stick contains BURN or CHAR, metal (nails, spikes, wire, etc.), plastic or fiberglass.

3.     Sticks will be reasonably straight, with sweep or crook restricted to one plane.  No elbows or forks permitted.

4.     Limbs, stubs and burls shall be trimmed flush with the surface of bole.  Individual loads containing a mixture of hardwood and softwood will not be accepted.

5.     Pulpwood which is excessively aged (cut and decked for a lengthy time before delivery) will be treated as cull material.

6.     Dimensions:  100” long, 4” minimum diameter inside bark, 24” maximum diameter inside bark (a maximum of 24” at any point on the stick – includes burls, stubs and swellings).

7.     Rot, doze, stains:

8.     GROUNDWOOD ASPEN:  White heart rot shall not exceed one-half of the diameter; dark stain shall not exceed one-fourth of the diameter; 10% or more cull per load – classified as hardwood or refused.

9.     NORTHERN WHITE CEDAR:  Individual loads limited to 10% cedar

Wood Species Mix:

1.     GROUNDWOOD ASPEN:  Trembling or large-tooth aspen only (no Balm-of-Gilead).

2.     MIXED HARDWOOD:  All northern hardwood species; elm, ash, oak and basswood shall not exceed 10% on a load.

3.     MIXED SOFTWOOD:  All northern softwood species; restricted to no more than 10% hemlock.  Loads containing more than 10% hemlock by volume will be paid as hemlock (see item 9 under specifications).  Also restricted to no more than 10% northern white cedar.

4.     HEMLOCK:  Hemlock in pure loads or hemlock mixed with other softwoods.  Loads containing more than 10% hemlock by volume will be paid as hemlock.

5.     PINE/SPRUCE:  Red pine, jack pine, white pine and spruce; white pine volume not to exceed 20% per load.

SCHEDULE 4.1

$/green ton

Delivery Distance (miles)	Zone	Hardwood	Aspen	Mixed Softwood	Pine	Wood Fuel/ Residue Chips
0-30	1	$30.08	$35.40	$37.59	$46.81	$
31-60	2	$31.27	$36.59	$38.78	$48.00	$
61-90	3	$32.67	$37.92	$39.90	$49.75	$
91-120	4	$34.77	$40.02	$42.00	$51.85	$
121-150	5	$36.69	$41.94	$43.92	$53.77	$
151-180	6	$38.39	$43.64	$45.62	$55.47	$
181-210	7	$39.92	$45.17	$47.15	$57.00	$

Wood fuel/residue price to be negotiated as needed and if Buyer and Seller can agree to terms.

SCHEDULE 10.16

[FORM STUMPAGE AGREEMENT]

SCHEDULE 10.16

STUMPAGE AGREEMENT

Between

ESCANABA TIMBER LLC

and

ESCANABA PAPER COMPANY

May 2, 2005

STUMPAGE AGREEMENT

This Agreement is made as of                                    , 2005, by and between                                                                         , a                                                        (“Seller”) and                                     , a                                                                                                 (“Buyer”).

Recitals

Seller desires to sell and Buyer desires to purchase, on the terms and conditions hereinafter set forth, certain quantities and types of wood fiber located on certain timberlands owned by Seller.

Therefore, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Agreement

1.             Definitions.  For the purposes of this Agreement the capitalized terms set forth below shall have the meanings set forth after them.

1.1           “Affiliate” shall mean with respect to any Person, any Person controlling, controlled by, or under common Control with, such Person.

1.2           “Annual Buyer Harvesting Notice” shall mean a written notice from Buyer to Seller to be given not later than October 1 of each Harvesting Year during the Term of this Agreement (beginning with Harvesting Year 2005) specifying which of the Actual Designated Tracts Buyer will harvest during the upcoming calendar year.

1.3           “Annual Purchase Amount” shall mean (a) for the Harvesting Year beginning May 2, 2005, a minimum of Four Hundred Thousand (400,000) tons of Qualifying Timber; (b) for each Harvesting Year from January 1, 2006 through the Harvesting Year beginning January 1, 2010, a minimum of Four Hundred Ninety Thousand (490,000) tons of Qualifying Timber; (c) for each Harvesting Year from January 1, 2011 through the Harvesting Year beginning January 1, 2016, a minimum of Five Hundred Thousand (500,000) tons of Qualifying Timber; and (d) to the extent Buyer exercises its option to extend the Term pursuant to Section 9.2 below, for each Harvesting Year from January 1, 2017 through the Harvesting Year beginning January 1, 2019, a minimum of Five Hundred Thousand (500,000) tons of Qualifying Timber.

1.4           “Annual Seller Notice” shall mean the annual notice provided by Seller to Buyer in accordance with the provisions of Section 3.1.2.1 of this Agreement.

1.5           “Applicable Laws” shall mean, with respect to any Person, all laws, ordinances, judgments, decrees, injunctions, writs, orders, rules, regulations, determinations, licenses and permits of any Governmental Authority applicable to or binding upon such Person or any of its property.

1.6           “Base Price Adjustment Date” shall mean the second anniversary of the date of this Agreement, and each subsequent second anniversary during the Term of this Agreement.

1.7           “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which banks are authorized to be closed in Michigan.

1.8           “Control” shall mean, with respect to any Person, the power to direct or cause the direction of the management of such Person, directly or indirectly, whether through the ownership of voting securities or otherwise.

1.9           “Event of Default” shall have the meaning set forth in Section 9.3 hereof.

1.10         “Fair Market Timber Value” shall mean the then current fair market value of a Product as mutually determined by Buyer and Seller.  If Buyer and Seller are unable to reach mutual determination, then the applicable Fair Market Timber Value shall be determined in accordance with the Fair Market Timber Value Mechanism.

1.11         “Fair Market Timber Value Mechanism” shall mean the following procedure used to determine the Fair Market Timber Value of each type of Qualifying Timber hereunder.  Either Seller or Buyer may initiate commencement of the Fair Market Timber Value Mechanism by notice to the other (a “Mechanism Notice”).  Not later than ten (10) days following receipt of a

Mechanism Notice, Seller and Buyer shall agree on the Valuation Consultant.  Not later than thirty (30) days following selection of the Valuation Consultant, each of Seller, Buyer and the Valuation Consultant shall submit to the others not less than six (6) Qualifying Sales relating to the then applicable Fair Market Timber Value determination.  The Fair Market Timber Value of the Qualifying Timber at issue shall be (a) the sum of (i) the average price per ton of all Qualifying Sales submitted by Seller, plus (ii) the average price per ton of all Qualifying Sales submitted by Buyer, plus (iii) the average price per ton of all Qualifying Sales submitted by the Valuation Consultant, (b) divided by three.

1.12         “Force Majeure Event” shall mean any act, omission or circumstance occasioned by or resulting from any acts of God, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, infestation, disease, landslides, lightning, earthquakes, tornadoes, windstorms, volcanoes, fires, storms, floods, disasters, civil disturbances, explosions, sabotage, governmental actions, the failure to act of any Governmental Authority, strikes or other labor disputes, failures or partial failures of any equipment, failure of transportation, an involuntary ceasing of operations at the Mill for a minimum of thirty (30) consecutive days, or any other events or circumstances not within the control of a party hereto which prevents such party from performing its obligations hereunder; provided, however, that “Force Majeure Event” shall not include (i) a party’s financial inability to perform, or (ii) an act, omission or circumstance arising from the negligence or willful misconduct of the party claiming that a Force Majeure Event has occurred.

1.13         “Governmental Authority” shall mean any federal, state, local or foreign government, political subdivision, agency, board, court, regulatory body or commission, any arbitrator with authority to bind a party at law, or any Person acting lawfully on behalf of any of the foregoing.

1.14         “Hardwood Pulpwood” shall mean the following types of Timber:  Aspen Pulpwood and Other Hardwood Pulpwood.

1.15         “Harvesting Plan” shall mean a description of the type of harvest (such as clear cuts or thins), together with diameter limits and residual basal area, as applicable.

1.16         “Harvesting Year” shall mean the period from May 2, 2005 through December 31, 2005 for calendar year 2005 and January 1 through December 31 of each year thereafter during the Term of this Agreement.

1.17         “Market Region” shall mean the Upper Peninsula of Michigan.

1.18         “Mechanism Notice” shall have the meaning set forth in Section 1.12 hereof.

1.19         “Mill” shall mean Buyer’s pulp and paper mill located in Escanaba, Michigan.

1.20         “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

1.21         “Preliminary Designated Tract” shall have the meaning set forth in Section 3.1.2.1 hereof.

1.22         “Product” shall mean the individual types of Timber listed in Section 1.31 below.

1.23         “Product Price” shall mean the per ton price for each Product as set forth on Schedule 1.23(a) attached hereto (the “Base Price”) adjusted up or down on a semiannual basis beginning January 1, 2006 by the percentage change in the published TMN average stumpage prices for the applicable Product in the Zones, initially from the previous four semiannual reporting periods and then on a rolling average based on the four most recent semiannual reporting periods.  An example of the semiannual price adjustment mechanism is set forth on Schedule 1.23(b) to this Agreement.  On each Base Price Adjustment Date during the Term of this Agreement, the Base Price for the applicable Product shall be adjusted to equal the Fair Market Timber Value for such Product on the applicable Base Price Adjustment Date.  On each such Base Price Adjustment Date a new rolling average shall commence and shall continue until the next Base Price Adjustment Date.

1.24         “Pulpwood” shall mean Hardwood Pulpwood and Softwood Pulpwood.

1.25         “Qualifying Sales” shall mean per unit (as opposed to lump sum) sales of the type of Qualifying Timber at issue made during the six months immediately prior to the six month period in which the applicable Base Price Adjustment Date occurs, provided such sales (i) are made within the Market Region, and (ii) involve not less than 1,000 tons of the type of Qualifying Timber at issue as to each such sale.

1.26         “Qualifying Timber” shall mean Timber which meets or exceeds the specifications set forth in Schedule 1.26 to this Agreement.

1.27         “SMZ’s” shall mean Streamside Management Zones, designated as such by Seller, and any similar environmentally protected zones so designated during the Term of this Agreement.

1.28         “Softwood Pulpwood” shall mean the following types of Timber:  Jack Pine Pulpwood, Red Pine Pulpwood, Spruce/Fir Pulpwood, Hemlock Pulpwood and Other Softwood Pulpwood.

1.29         “Sustainable Forest Practice Standards” shall mean practices substantially in compliance with standards substantially similar to the Sustainable Forestry Initiative of the American Forest and Paper Association (the “AF&PA”) and as that standard may be modified by AF&PA from time to time.

1.30         “Timber” shall mean the following types of timber now or hereafter located on the Timberlands:  Aspen Pulpwood, Other Hardwood Pulpwood, Jack Pine Pulpwood, Other Softwood Pulpwood, Red Pine Pulpwood, Spruce/Fir Pulpwood, Hemlock Pulpwood, Ash Saw Bolts, Aspen Saw Bolts, Beech Saw Bolts, Hard Maple Saw Bolts, Other Hardwood Saw Bolts, Red Oak Saw Bolts, Soft Maple Saw Bolts, White Birch Saw Bolts, Yellow Birch Saw Bolts, Jack Pine Saw Bolts, Red Pine Saw Bolts, White Pine Saw Bolts, Ash Sawtimber, Aspen Sawtimber, Basswood Sawtimber, Beech Sawtimber, Hard Maple Sawtimber, Other Hardwood Sawtimber, Red Oak Sawtimber, Soft Maple Sawtimber, White Birch Sawtimber, White Oak Sawtimber, Yellow Birch Sawtimber, Jack Pine Sawtimber, Other Softwood Sawtimber, Red Pine Sawtimber, Spruce Sawtimber and White Pine Sawtimber.

1.31         “Timberlands” shall mean all timberland properties now or hereafter owned by Seller and located in the State of Michigan.

1.32         “TMN” shall mean the publication known as Timber Mart-North published by George Banzhaf & Company, or in the event TMN is no longer published, a comparable publication mutually acceptable to Seller and Buyer.

1.33         “Valuation Consultant” shall mean either George Banzhaf & Company of Milwaukee, Wisconsin or Steigerwaldt Land Services of Tomahawk, Wisconsin, or if such firms are no longer in existence, another reputable, professionally qualified Person meeting all of the following criteria.  Such person (i) is not an Affiliate of either Seller or Buyer, (ii) during the past two (2) years has not transacted substantial business with either Seller or Buyer, and (iii) does not have less than five (5) years experience relating to sales of Timber within the Market Region.  If Seller and Buyer are unable to agree within thirty (30) days, then an arbitrator selected pursuant to Subsection 10(b) below shall select such reputable, professionally qualified Person meeting the foregoing criteria.  Seller and Buyer shall provide to the Valuation Consultant such information as the Valuation Consultant shall reasonably request to facilitate the determinations to be made by the Valuation Consultant hereunder.

1.34         “Zones” shall mean the following Zones designated in TMN: Michigan Zone 2 and Michigan Zone 3.

2.             Agreement to Sell and Purchase.

2.1           Quantities to be Sold and Purchased.  Subject to the terms and conditions of this Agreement, Seller agrees to sell and Buyer agrees to purchase for each Harvesting Year during the Term of this Agreement all Qualifying Timber harvested from the Actual Designated Tracts (as hereinafter defined).

2.2           Required Product Mix.  With respect to the Timber to be purchased by Buyer hereunder, Seller shall make available to Buyer the following product mix for each Harvesting Year during the Term of this Agreement:

2.2.1        2005.  For the Harvesting Year beginning May 2, 2005, the mix of Timber Seller shall make available to Buyer shall be as follows:

(a)	Pulpwood:	not less than 400,000 tons

(b)	All Other Products:	no minimum requirement

2.2.2        2006 – 2010.  For the Harvesting Years beginning January 1, 2006 and ending December 31, 2010, the mix of Timber Seller shall make available to Buyer shall be as follows:

(a)	Pulpwood:	not less than 490,000 tons

(b)	All Other Products:	no minimum requirement

2.2.3        2011 – 2016.  For the Harvesting Years beginning January 1, 2011 and ending December 31, 2016, the mix of Timber Seller shall make available to Buyer shall be as follows:

(a)	Pulpwood:	not less than 500,000 tons

(b)	All Other Products:	no minimum requirement

2.2.4        2017 – 2019 - To the extent Buyer exercises its option to extend the Term pursuant to Section 9.2 below, for Harvesting Years beginning January 1, 2017 and ending December 31, 2019, the mix of Timber Seller shall make available to Buyer shall be as follows:

(a)	Pulpwood:	not less than 500,000 tons

(b)

All Other Products:

no minimum requirement

3.             Designation of Tracts and Determination of Volumes.

3.1           Designation of Tracts to Be Harvested.  During the Term of this Agreement, Seller shall designate the portions of the Timberlands which Seller shall make available to Buyer for harvesting during each of the next two Harvesting Years.  A sufficient number of tracts shall be made available so as to satisfy the obligations of Seller herein to sell to Buyer and Buyer to purchase from Seller the applicable Annual Purchase Amount.  Seller shall follow the procedure for designating such tracts hereinafter set forth in this Section 3.

3.1.1        Initial Designation of Tracts to be Harvested.  Schedule 3.1.1 attached hereto and made a part hereof sets forth the portions of the Timberlands which Seller shall make available to Buyer for the Harvesting Year commencing May 2, 2005 and the Harvesting Year commencing January 1, 2006.

3.1.2        Subsequent Designation of Tracts to be Harvested.  For the Harvesting Year commencing January 1, 2007, and for all subsequent Harvesting Years during the Term of this Agreement, the portions of the Timberlands which Seller shall make available for harvesting shall be determined in accordance with the following procedure.

3.1.2.1     Designation of Potential Harvesting Areas.  On or before the November 1 prior to the applicable Harvesting Year (e.g. November 1, 2006 for the Harvesting Year commencing January 1, 2007), Seller shall designate in a notice to Buyer those portions of the Timberlands which it proposes to make available to Buyer for harvesting during the subsequent two Harvesting Years (the “Preliminary Designated Tracts”).  To the extent practicable and not inconsistent with the silvicultural and long-term management objectives of Seller, the land which Seller designates as the Preliminary Designated Tracts shall be distributed relatively uniformly over the four geographical quadrants (north, south, east and west) of the Timberlands.

3.1.2.2     Selection of Actual Harvesting Areas.  During the thirty (30) day period following receipt by Buyer of the applicable Annual Seller Notice, Seller and Buyer shall meet to discuss any proposed modification to the Preliminary Designated Tracts which may be reasonably requested by Buyer.  At the end of said thirty (30) day period, Seller shall notify Buyer of the actual tracts which Buyer will harvest to satisfy the volume requirements of this Agreement for the applicable Harvesting Year, taking into account said proposed modifications reasonably requested by Buyer, to the extent practicable (the “Actual Designated Tracts”), and Seller shall simultaneously therewith deliver to Buyer a Harvesting Plan for each of the Actual Designated Tracts.

3.2           Boundary and Timber Markings.  Within fifteen (15) Business Days prior to the scheduled commencement of harvesting activities on the applicable Actual Designated Tract, Seller and Buyer will proceed with the designation of boundary lines consistent with past practices of MeadWestvaco Corporation, but Seller reserves the right to designate on the ground (using bright timber-marking paint) the boundary lines of all such Actual Designated Tracts.  The boundary lines shall clearly delineate the boundaries of the Actual Designated Tracts from the boundaries of adjacent land not owned or leased by Seller, and from the boundaries of other Timberlands not constituting Actual Designated Tracts for such Harvesting Year. Seller shall also designate on the ground (using bright timber-marking paint) all SMZ’s within the Actual Designated Tracts and any Timber to be removed from such designated SMZ’s.

4.             Harvesting Procedures.

4.1           Harvesting Schedule.  Following determination of the Actual Designated Tracts, Buyer shall provide a harvesting schedule to Seller setting forth approximate start and completion dates relating to harvesting Timber within each of the Actual Designated Tracts. Buyer shall modify said harvesting schedule based upon any reasonable objections raised by Seller with respect to any of said harvesting dates, said reasonable objections may be for reasons which include, but are not limited to, (a) a violation of Sustainable Forestry Certification Requirements, (b) potential logging damage to the site, such as rutting, or (c) failure to comply with Sustainable Forestry Initiative regeneration requirements applicable to harvesting on adjacent lands.  Notwithstanding the foregoing, Buyer shall harvest the Actual Designated Tracts on the basis of the Annual Buyer Harvesting Notices provided by Buyer to Seller each calendar year during the Term of this Agreement, subject to a Force Majeure Event, and subject to the provisions of Section 4.3 below.

4.2           Timber Roads.  Seller shall construct, or cause to be constructed, at Seller’s sole cost and expense, haul roads (including temporary, winter haul roads when appropriate) to the Actual Designated Tracts necessary to provide Buyer in a timely manner with proper access to such Actual Designated Tracts for its harvesting operations.  Construction of such roads shall be accomplished in a good and workmanlike manner in compliance with all Applicable Laws so that Buyer is provided with effective and functional access to all Actual Designated Tracts for its logging practices.  Following the construction of said roads, Buyer shall at its sole cost and expense maintain and repair said roads for so long as it is harvesting on the relevant Actual Designated Tracts.  Upon completion of harvesting on the relevant Actual Designated Tracts, Buyer shall leave such roads in a condition equal to or better than their condition prior to the start of the operation.  All such road maintenance and repair shall be performed in a manner so as not to violate any Applicable Laws, or with respect to SMZ’s, so as to comply with best management practices sanctioned by the State of Michigan.

4.3           Timber Harvesting.  Buyer shall harvest (i.e. cut and remove) in each Harvesting Year, all merchantable Timber as identified in the Harvesting Plan for the Actual Designated Tracts for such Harvesting Year, subject to a Force Majeure Event.  Such harvesting operations shall be conducted in accordance with all Applicable Laws, in a manner consistent with established industry logging practices, and in compliance with any reasonable additional guidelines which may be established from time to time by Seller.  Buyer shall repair all fences or structures damaged by its harvesting operations and shall leave all roads, fire breaks, property lines, lakes, streams, and drainage ditches clear of logs, timber, limbs or other debris.  All oil drums, cans, bottles, cartons, delimbing bars, loading decks, abandoned equipment and other debris resulting from Buyer’s operations shall be removed from the applicable portions of the Timberlands upon completion of the harvesting operations at Buyer’s expense.  If repairs are not made or if the debris is not removed and cleared within thirty (30) days after notice from Seller to Buyer, then Seller may undertake such repair or removal for Buyer’s account, and Buyer shall be liable to Seller for any expense incurred in repairing or removing same.  Buyer shall not, under any circumstance, bury any material underground nor discharge, release or otherwise cause the Timberlands or any portion thereof to be affected by hazardous wastes or hazardous substances.  Buyer shall use normal and customary care while conducting its harvesting operations so as not to materially damage the Timberlands.  Buyer acknowledges that a higher degree of care is required when the site is abnormally wet and that such circumstances may require Buyer to halt all harvesting activities.  Seller reserves the right to suspend Buyer’s harvesting operations when Seller deems site damage will result from continued operations; provided, however, that in the event of such suspension, Buyer shall be entitled to an extension of the time allotted for its harvesting operations equal to the number of days that the suspension continues.  Seller also reserves the right to suspend Buyer’s harvesting operations on an Actual Designated Tract when Seller determines, in the exercise of its reasonable discretion, that Buyer is not conducting harvesting operations on the Actual Designated Tract in accordance with the relevant Harvesting Plan.  In the event Buyer conducts harvesting operations in violation of the relevant Harvesting Plan or outside the scope of the relevant Harvesting Plan, then Seller shall be entitled to pursue all remedies available at law for timber trespass.

5.             Prices and Payment.

5.1           Prices.  Buyer shall pay Seller for all Timber purchased by Buyer in an amount equal to the then current applicable Product Price.

5.2           Payment.  Promptly after harvest all Qualifying Timber shall be weighed (or, with respect to sawtimber, scaled in board feet Scribner) at the Mill.  Buyer shall provide Seller on a weekly basis (with photocopies of scale tickets if requested by Seller) and a settlement statement, and shall pay Seller each week for all Timber weighed-in or scaled during the previous week.  The equipment used for the weighing of Timber shall be maintained by Buyer in good and accurate working order in accordance with all applicable laws and regulations and prudent practice.  Seller shall have the right to check and audit said equipment at any time upon reasonable notice to Buyer.  Personnel scaling sawtimber in board feet shall be qualified according to regional standards.  Seller shall have the right to check and audit sawtimber board feet scaling practices at any time upon reasonable notice to the Buyer.  Payments made after twenty (20) days from the date of delivery shall be considered past due (“Past Due”).  For payments that are Past Due, Buyer shall pay interest at a rate per annum equal to the daily prime rate as reported in the Wall Street Journal plus four percent (4%) for each day that the payments are Past Due. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days for which interest is due.  If at any time during the Term there are any payments outstanding to Seller that are Past Due, then, in addition to any other remedies it may have hereunder, Seller may suspend harvesting by Buyer (or deliveries by Seller to the Mill, if applicable) until such time as all Past Due payments have been paid in full. [Buyer previously has paid to Seller a deposit in the amount of $3,696,000.00 (the “Deposit”).  Seller may, in its sole discretion, apply all or any part of the Deposit against any payments of Buyer that are Past Due.  Provided that Buyer is current in its payment obligations hereunder, the Deposit (less any amounts applied in accordance with the preceding sentence) shall be deemed applied to reduce each payment due Seller hereunder by an amount equal to 8.33% of each invoice, until the unapplied portion of the Deposit is reduced to zero.  Any portion of the Deposit that is not so applied on the second anniversary of the date of this Agreement shall be fully applied against subsequent payments due Seller hereunder.]

6.             Indemnity.

6.1           Indemnification by Seller.  Seller shall defend, indemnify and hold Buyer harmless from and against any and all claims, liabilities, costs or damages (including without limitation reasonable attorneys fees and court costs through all appeals) arising out of personal injury, death or property damage arising from (i) Seller’s ownership, operation and/or maintenance of the Timberlands, and (ii) the performance or non-performance by Seller of its obligations hereunder.

6.2           Indemnification by Buyer.  Buyer shall defend, indemnify and hold Seller harmless from and against any and all claims, liabilities, costs or damages (including without limitation reasonable attorneys fees and court costs through all appeals) arising out of personal injury, death or property damage arising from (i) Buyer’s harvesting operations on the Timberlands, and (ii) the performance or non-performance by Buyer of its obligations hereunder.

6.3           Survival.  The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement.

7.             Force Majeure.

7.1           Effect of Force Majeure.  Except for the obligation of a party to make payments required hereunder, the parties shall be excused from performing any of their respective obligations under this Agreement and shall not be liable in damages or otherwise on account of the non-performance of any such obligation, for so long as and to the extent that such party is unable to perform such obligation as a result of any Force Majeure Event.

7.2           Mitigation and Notice.  The occurrence of a Force Majeure Event shall not relieve a party of its obligations and liability hereunder to the extent such party fails to use commercially reasonable efforts to remove the cause and remedy or mitigate the effects of the Force Majeure Event if, with commercially reasonable efforts, such party could have removed such cause or remedied or mitigated such effects.  In addition, no Force Majeure Event shall relieve a party of its obligations or liability hereunder unless such party shall give notice (including a reasonable description of such Force Majeure Event) to the other party as soon as reasonably possible and in any event within twenty (20) days of the occurrence of such Force Majeure Event.  Upon request, the party whose obligations were suspended shall provide the other party with a plan for remedying the effects of such Force Majeure Event.

7.3           Failure to Give Notice.  A failure to give notice under Section 7.2 above “as soon as reasonably possible” will not affect the rights and obligations of the party whose obligations are suspended except if, and only to the extent that, the party which was entitled to receive such notice was actually and materially prejudiced as a result of such failure.

7.4           Force Majeure Event Affecting Actual Designated Tracts.  If either party becomes aware of a Force Majeure Event that makes a portion of any Actual Designated Tract unavailable for harvesting by Buyer in accordance with the schedule contemplated by the parties, then it shall promptly notify the other party and Seller shall promptly designate and make available for harvesting such other portions of the Timberlands as shall be necessary to satisfy its obligations under this Agreement.  If the Seller is unable to designate sufficient portions of the Timberlands to satisfy its obligations under this Agreement, then the provisions of Section 7.5 shall apply to the unsatisfied obligations occasioned by such Force Majeure Event.

7.5           Volume Reduction Based on Force Majeure Event.  If the party that becomes subject to a Force Majeure Event (the “Affected Party”) reduces the volume of Timber to be purchased or sold due to a Force Majeure Event (the amount of such reduction, the “Reduction Amount”), the Affected Party shall give written notice to the other party (the “Non-Affected Party”) of such reduction and the effective date thereof.  If such reduction continues in effect for a period of sixty (60) days or more, the Non-Affected Party shall then have the right, in the case of Seller, to sell all or part of the Reduction Amount of such Timber not purchased by Buyer to another buyer or buyers, and in the case of Buyer, to purchase all or part of the Reduction Amount of Timber not sold by Seller from another seller or sellers, subject to the following:

(i)            The Non-Affected Party shall not enter into any contract for any such sale or purchase for a term longer than one (1) year’s duration.

(ii)           The Non-Affected Party shall give the Affected Party written notice of each such contract, including the volume sold or purchased thereunder and the term thereof.

(iii)          The annual volume commitment of the Non-Affected Party for Timber as specified herein shall be reduced by such volume sold or purchased under such contract for the duration thereof.

8.             [Intentionally Left Blank].

9.             Term and Termination.

9.1           Term.  This Agreement shall expire on December 31, 2016, unless this Agreement is sooner terminated for cause pursuant to Section 9.3 hereof, or unless this Agreement is extended as provided in Section 9.2 (the “Term”).

9.2           Extension of Term.  Provided that Buyer shall not then be in default under this Agreement, the Term of this Agreement may be extended at the option of Buyer for one (1) additional three (3) year term, which extension term shall commence concurrently with the expiration of the initial term, upon the same terms and conditions as contained in this Agreement.  In the event that Buyer desires to extend this Agreement pursuant to the above extension option, it shall give written notice of such desire to extend the Term to Seller no later than January 1, 2016.

9.3           Termination for Cause.  This Agreement shall immediately terminate if any one of the following events (each, a “default”) has occurred and is continuing on the tenth (10th) day after receipt of notice of an intent to cancel by reason of such default (each, an “Event of Default”):

(a)           Breach of any other term of this Agreement, which breach is not cured within twenty (20) days after receipt of written notice thereof; or

(b)           Insolvency or the filing by or against Seller or Buyer of a petition in bankruptcy (which, in the event of an involuntary bankruptcy, is not dismissed within sixty (60) days from the date of its commencement), or appointment by a court of a temporary or permanent receiver, trustee or custodian.

9.4           Effect of Termination.  Termination shall not relieve a defaulting party of any liability to the nondefaulting party for breach of its obligations hereunder.

10.           Dispute Resolution.  Disputes under this Agreement shall be resolved as follows, it being understood that each party shall work in good faith at each step of the process to try to resolve the dispute as expeditiously and fairly as possible:

(a)           The appropriate responsible persons from Seller and Buyer shall meet and seek amicably to resolve all differences.

(b)           If any material difference remains unresolved ten (10) Business Days after the start of the process referenced in Subsection 10(a), or such longer period as the persons referenced in Subsection 10(a) shall have agreed, then the parties shall submit such matter to arbitration, pursuant to the Rules of Commercial Arbitration of the American Arbitration Association.  Any such arbitration shall be conducted by a single arbitrator, whose decision shall be final.  The parties shall first attempt to agree on the selection of the arbitrator, and, if they cannot agree within fourteen (14) days after it becomes necessary to submit the dispute to arbitration, either party may request the American Arbitration Association to appoint the arbitrator.  In all cases, the arbitrator shall be a person knowledgeable about sales of timber in the Market Region.  The arbitrator shall be instructed to schedule all proceedings so that, if possible, a decision may be reached and communicated to the parties within forty-five (45) days after the appointment of the arbitrator.  All expenses of the arbitration shall be divided equally between the parties, except that each party shall bear the expense of its own counsel and the expense of the preparation of its presentation.  Seller and Buyer shall provide to the arbitrator such information as the arbitrator shall reasonably request to facilitate the determinations to be made by the arbitrator hereunder.

(c)           Notwithstanding the existence of a dispute or the progress of the arbitration proceeding, but subject to the terms of Section 5.2 above, the parties shall continue to perform their respective obligations under this Agreement during such period.  To the extent that this Agreement provides for specific performance or other equitable remedies for a particular violation, and with respect to the ability of Seller to suspend Buyer’s harvesting operations pursuant to Section 4.3 and the ability of Seller to suspend Buyer’s harvesting operations (or deliveries by Seller to the Mill, if applicable) pursuant to Section 5.2, this Section 10 shall not apply, it being the intent that the aggrieved party be able to bring the matter to court to seek enforcement as soon as possible.  Further, this Section 10 shall not preclude any party from seeking injunctive relief or such other interim equitable remedies as may be required to preserve any claims hereunder.

11.           Assignment.

11.1         Assignment by Seller.

(a)           Except as provided in this Section 11.1, this Agreement may not be assigned by Seller in whole or in part.  Notwithstanding the foregoing, at any time during the Term, Seller may assign this Agreement (i) to any lender or lenders as security for obligations to such lender or lenders in respect to financing arrangements of Seller or any Affiliate thereof with such lender or lenders, or (ii) upon prior written notice to Buyer, to any Person that is and at all times remains an Affiliate of Seller or that merges or consolidates with or into Seller or that acquires all or substantially all of the Timberlands.

(b)           Notwithstanding any other provision of this Agreement to the contrary, Buyer and Seller acknowledge and agree that Seller shall not be prohibited from selling all or any portion of the Timberlands, provided that any such sale of the Timberlands shall be made subject to the terms of this Agreement and the obligation to supply the applicable portion of

Timber volumes required hereunder. Upon any sale of a portion of the Timberlands, the purchaser of said portion of the Timberlands (“New Owner”) shall assume the obligation to supply a portion of the Timber volumes to be supplied hereunder, said portion of the Timber volumes (“Assumed Volume”) to be agreed to by Seller and said New Owner, subject to Buyer’s consent to such volume allocation, which consent shall not be unreasonably withheld or delayed.  Upon such assumption by said New Owner, Seller’s obligations to supply Timber hereunder shall be reduced by the volumes assumed by said New Owner, and Seller shall thereafter have no obligation or liability with respect to said assumed volumes or with respect to the portion of the Timberlands so conveyed.  At the request of Seller, upon any such sale to a New Owner Buyer shall execute an amendment to this Agreement acknowledging the foregoing.  Furthermore, upon request of Seller or Buyer, upon such sale to a New Owner, Buyer and such New Owner shall enter into a separate Stumpage Agreement on the same terms and conditions as contained in this Agreement (or such other terms as Buyer and such New Owner shall mutually agree) except for the portion of the Timberlands covered thereby and the volume of Timber to be supplied thereunder.  In the event Buyer objects to any proposed Assumed Volume, Buyer shall provide written notice of the same to Seller within fifteen (15) days of notice to Buyer of said proposed Assumed Volume (“Objection Notice”), said Objection Notice to include a detailed explanation of the basis for said objection.  Failure by Buyer to timely provide said Objection Notice shall be deemed to constitute the consent of Buyer to said proposed Assumed Volume.  In the event Buyer timely provides an Objection Notice, Seller shall have the option of (i) revising said proposed Assumed Volume, in which case Buyer shall have the further right to object by providing a new Objection Notice as provided above or (ii) retaining the Valuation Consultant to determine whether the proposed Assumed Volume is reasonable.  In the event the Valuation

Consultant is so retained and determines that said proposed Assumed Volume is reasonable, Buyer shall be deemed to have consented to said Assumed Volume and shall pay all costs and expenses of said Valuation Consultant.  Otherwise, said costs and expenses shall be paid by Seller.  Notwithstanding the foregoing, Seller may convey during the Term hereof up to 110,000 acres of the Timberlands free and clear of the obligations of this Agreement (the “Exempt Acres”), provided that Seller is able to supply the volume of Timber required to be supplied hereunder from the remaining portion of the Timberlands.  Buyer agrees to execute any and all documentation requested by Seller in order to evidence the release of the Exempt Acres from this Agreement.

11.2         Assignment by Buyer.  Except as provided in this Section 11.2, this Agreement may not be assigned by Buyer in whole or in part. Notwithstanding the foregoing, at any time during the Term, Buyer may assign this Agreement (a) to any lender or lenders as security for obligations to such lender or lenders in respect of financing arrangements of Buyer or any affiliate thereof with such lender or lenders, or (b) upon prior written notice to Seller, to any Person that is and at all times remains an affiliate of Buyer or that merges or consolidates with or into Buyer or that acquires all or substantially all of the assets or stock of Buyer.

12.           Publicity.  This Agreement is confidential and no party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial and legal details of this Agreement without the other party’s prior written approval.  However, approval of such disclosure shall be deemed to be given to the extent such disclosure is required to comply with Applicable Laws, governmental rules, regulations or other governmental requirements, or in connection with any financing arrangements of such party.  In such event, the publishing party shall, to the extent reasonably practicable, furnish, in advance, a copy of such proposed disclosure, to the other party.

13.           Headings.  The headings contained in this Agreement are for convenience only and should not be construed to limit or expand any terms otherwise provided.

14.           Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and personally delivered or sent by regular U.S. certified mail, telecopy or Federal Express (or similar type of overnight delivery) to the applicable party at the address indicated below:

If to Buyer, to:

Attn.:
Telecopier No.
Telephone No.

With a copy to:

Attn.:
Telecopier No.
Telephone No.

If to Seller:

Attn.:
Telecopier No.
Telephone No.

With copies to:

Attn.:
Telecopier No.
Telephone No.

Attn.:
Telecopier No.
Telephone No.

and

Attn.:
Telecopier No.
Telephone No.

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.  Notice shall be deemed received when (i) hand delivered; (ii) sent, after receipt of confirmation or answer back if sent by telecopy; (iii) five Business Days after deposit in the U.S. mails, postage prepaid, for certified mail; and (iv) one Business Day after delivery to Federal Express (or similar type of overnight delivery), properly addressed to the applicable party.

15.           Partial Illegality.  If any provision, or part of a provision, of this Agreement is held to be invalid or unenforceable under any Applicable Law, then the parties shall use all commercially reasonable efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by Applicable Law, achieves the purposes intended under the original provision and to allow the parties to have the intended benefit of their bargain.  If it cannot be so reformed, it shall be omitted.  The balance of this Agreement shall remain valid and unchanged and in full force and effect.

16.           Waiver of Compliance.  Any delay or omission on the part of either party to this Agreement in requiring performance by the other party hereunder or in exercising any right hereunder shall not operate as a waiver of any provision of this Agreement or of any right or rights hereunder.  Further, any failure by either party to enforce at any time any term or condition under this Agreement shall not be considered a waiver of that party’s right thereafter to enforce each and every term and condition of this Agreement.

17.           Amendments and Waivers.  This Agreement may not be terminated, amended, supplemented, waived or modified orally, but only by a document in writing signed by the party against which the enforcement of such termination, amendment, supplement, waiver or modification is sought.

18.           Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same document.  All signatures need not be on the same counterpart.

19.           Estoppel Certificates.  Either party shall, at no cost to the requesting party, from time to time, upon twenty (20) days prior request by the other party, execute, acknowledge and deliver to the requesting party a certificate signed by an officer of the certifying party stating that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that this Agreement is in full force and effect as modified, and setting forth such modifications) and the dates through which payments have been made, and either stating that to the knowledge of the signer of such certificate no default exists under this Agreement or specifying each such default to which the signer has knowledge.

20.           Prevailing Party.  If either party brings any proceeding for the judicial or other interpretation, enforcement, termination, cancellation or rescission of this Agreement, or for damages for the breach thereof, the prevailing party in any such proceeding or appeal thereon shall be entitled to its reasonable attorneys’ fees and court and other reasonable costs incurred, to be paid by the losing party as fixed by the court in the same or a separate proceeding, and whether or not such proceeding is pursued to decision or judgment.  The terms and provisions of this Section 20 shall survive the expiration or earlier termination of this Agreement.

21.           Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and merges all prior discussions and negotiations between the parties.  None of the parties shall be bound by any conditions, definitions, representations, or warranties with respect to the subject matter of this Agreement other than as expressly set forth above.

22.           Third Party Beneficiaries.  Except as hereinafter provided, this Agreement is intended to be solely for the benefit of the parties thereto and their permitted assigns and is not intended to and shall not confer any rights or benefits on any third party not a signatory hereto.

23.           Memorandum of Contract.  At the request of any party hereto, a Memorandum of this Agreement shall be recorded in the recording offices of each and every County in which the Timberlands are located.

24.           Insurance.  In the event that Buyer retains any third party contractor to conduct harvesting operations on the Timberlands, said third party contractor shall, before conducting any operations, obtain and maintain the following types of insurance, in addition to any other insurance required by law:  (a) Worker’s Compensation and, to the extent the same is reasonably commercially obtainable, Employer’s Liability Insurance, fully covering all operations; (b) Comprehensive Vehicle Liability Insurance, including owned, hired and non-owned vehicles, with limits of not less than $1,000,000 single occurrence and $1,000,000 cumulative bodily injury liability; and (c) Comprehensive General Liability Insurance, including all contractual liability hereunder, with limits of not less than $1,000,000 single occurrence and $1,000,000 cumulative bodily injury liability.  Prior to the beginning of any harvesting operations hereunder, evidence of all such insurance shall be furnished to Seller, and such insurance shall provide for at least thirty (30) days notice to Seller of cancellation of such insurance policies.  All such insurance policies shall name Seller as an additional insured.

25.           Sustainable Forestry Initiative.  Seller shall continue to manage the Timberlands in accordance with the Sustainable Forestry Initiative during the Term of this Agreement.  From time to time it may be necessary to agree upon a recognized successor or alternative standard to the Sustainable Forestry Initiative, which shall be negotiated in good faith to reflect changes or developments in the evolution of widely accepted industry standards.  In the future, Seller agrees to provide from time to time at Buyer’s request third-party verification of its compliance with such a standard on the portion of the Actual Designated Tracts from which Timber is then being harvested.

[SIGNATURES BEGIN ON NEXT PAGE]

                Executed under seal as of the date first set forth above.

By:

By:
Name:
Title:

By:

By:
Name:
Title:

By:

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

List of Schedules

Schedule 1.23(a)	Base Price Per Product
Schedule 1.23(b)	Wood Supply Calculation Formula for Price Indexing
Schedule 1.26	General Product Specifications
Schedule 3.1.1	Description of Tracts to be Harvested For Harvesting Year Commencing May 2, 2005 and Harvesting Year Commencing July 1, 2006

Schedule 1.23(a)

Base Price Per Product

Product	Base Price Per Ton

Aspen Pulpwood:	$
Other Hardwood Pulpwood	$
Jack Pine Pulpwood	$
Other Softwood Pulpwood	$
Red Pine Pulpwood	$
Spruce/Fir Pulpwood	$
Hemlock Pulpwood	$
Ash Saw Bolts	$
Aspen Saw Bolts	$
Beech Saw Bolts	$
Hard Maple Saw Bolts	$
Other Hardwood Saw Bolts	$
Red Oak Saw Bolts	$
Soft Maple Saw Bolts	$
White Birch Saw Bolts	$
Yellow Birch Saw Bolts	$
Jack Pine Saw Bolts	$
Red Pine Saw Bolts	$

Product	Base Price Per Ton

White Pine Saw Bolts	$

Product	Base Price/Board Feet Scribner

Ash Sawtimber	$
Aspen Sawtimber	$
Basswood Sawtimber	$
Beech Sawtimber	$
Hard Maple Sawtimber	$
Other Hardwood Sawtimber	$
Red Oak Sawtimber	$
Soft Maple Sawtimber	$
White Birch Sawtimber	$
White Oak Sawtimber	$
Yellow Birch Sawtimber	$
Jack Pine Sawtimber	$
Other Softwood Sawtimber	$
Red Pine Sawtimber	$
Spruce Sawtimber	$
White Pine Sawtimber	$

Schedule 1.23(b)

Wood Supply Calculation Formula for Price Indexing

For January, 2006 Adjustment:

(4/04 + 9/04 + 4/05 + 9/05)
Base Price X	(9/03 + 4/04 + 9/04 + 4/05)	=	Price – January 1, 2005

For July, 2006 Adjustment:

Price from	(9/04 + 4/05 + 9/05 + 4/06)
previous Period X	(4/04 + 9/04 + 4/05 + 9/05)	=	Price – July 1, 2006

Schedule 1.26

General Product Specifications

Schedule 3.1.1

Description of Tracts to be Harvested for Harvesting Year Commencing May 2, 2005 and for Harvesting Year Commencing January 1, 2006.